Exhibit 99.1

OUTERWALL ANNOUNCES NEW DAILY RENTAL PRICES FOR REDBOX MOVIES AND VIDEO GAMES

Redbox Remains the Best Value in Home Entertainment with Daily Rental Prices As Low As $1.50 a Day

BELLEVUE, Wash.—November 24, 2014—Outerwall Inc. (Nasdaq: OUTR), the parent company of Redbox, today announced Redbox daily rental price increases in the U.S. Starting December 2, 2014, the daily rental rate for DVDs will increase from $1.20 to $1.50, and the daily rental rate for a Blu-ray Disc® will increase from $1.50 to $2.00. Beginning January 6, 2015, the daily rental rate for video games will increase from $2.00 to $3.00. Outerwall selected the price points after several months of market testing.

“With new-release movies for $1.50 a day, Redbox remains the best value in new-release home entertainment. Consumers can continue to expect access to the newest movies months before streaming subscription services and daily prices that are still lower than Video On Demand,” said J. Scott Di Valerio, Outerwall’s chief executive officer. “The pricing adjustments announced today will allow Redbox to continue to offer consumers high quality movies and games while making investments to enhance the customer experience.”

Due to the timing in the quarter, Outerwall is not revising its fourth quarter 2014 guidance. While the company expects an adverse impact on Redbox rental volume as a result of the national rollout of the price changes, Outerwall believes the price increases, coupled with Redbox’s network optimization initiatives, will help offset future declines in the physical rental market.

The company expects to provide additional details on the impact of the price increases when it reports its fourth quarter 2014 results and provides 2015 annual guidance on its fourth quarter 2014 earnings call in early February 2015.

“Today’s announcement represents the first time Redbox has raised prices on Blu-ray discs and video games and only the second time in more than 12 years that we’ve raised prices on DVDs,” said Di Valerio. “We look forward to continuing to provide consumers with tremendous access to the new-release movies and games they love in the formats they want.”

Prices may vary in certain places. For more information about the price changes and ways for consumers to save on movie and game nights visit: www.redbox.com/pricechange.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated operating results, Redbox’s rental price increase, and the physical rental market. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	Changes in rental prices,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

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Investor Contact: Angie McCabe Vice President, Investor Relations 425-943-8754 angie.mccabe@outerwall.com	Media Contact: Debby Wilson Vice President, Corporate & Public Affairs 425-943-8314 debby.wilson@outerwall.com

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